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                                                                   Exhibit 99(a)


 Lazare Kaplan International Inc. Agrees to Private Sale of 1,305,000 Shares of
                          Common Stock for $9 Per Share

NEW YORK--(BUSINESS WIRE)--Jan. 22, 2002--Lazare Kaplan International Inc. (AMEX: LKI) announced that it has reached an agreement to sell 1,305,000 shares of its common stock (including 1,180,000 of previously repurchased treasury shares and 125,000 authorized but unissued shares) at a negotiated price of $9.00 per share to Fifth Avenue Group, LLC.


LKI intends to use the proceeds of such sale to pay down outstanding bank debt and for other general corporate purposes.

The transaction, which is scheduled to close on February 11, 2002, has among its provisions a ten-year standstill period on Fifth Avenue Group and its affiliates during which they will not acquire more than 24.9% of the outstanding shares of LKI, or participate in any proxy dispute involving the Company. Maurice Tempelsman and Leon Tempelsman who are the Chairman and President of LKI, respectively, will be given a proxy vote of the treasury shares which is subject to certain limitations including an eight-year term. Fifth Avenue Group, LLC is controlled by the Fortgang family and is an affiliate of M. Fabrikant & Sons, Inc. For a complete description of the transaction and the transaction documents, reference is made to the current report on Form 8-K that will be filed shortly.

"This investment is a vote of confidence in LKI's business strategy by one of the largest and most sophisticated diamond and jewelry companies in the industry," said Leon Tempelsman, President of LKI. "We're delighted that Fabrikant and the Fortgang family share our vision and optimism regarding LKI's growth and look forward to further cooperation."

Established in 1895, M. Fabrikant & Sons, Inc. purchases, manufactures and sells a full range of loose polished diamonds and other precious stones as well as diamond and gold jewelry. "We have admired the management of Lazare Kaplan for years," said Matthew Fortgang, the President of M. Fabrikant & Sons, Inc. "We share many basic values and principles of doing business. And, we look forward to seeing LKI achieve the goals it has set for itself in a market where, given the proper resources and creativity, there are many joint opportunities for growth."

Lazare Kaplan International Inc. sells its diamond and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name Lazare Diamonds(R).

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, and



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other competitive factors. These and other risks are more fully described in the Company's filings with the Security and Exchange Commission.

CONTACT: PR21, Inc., New York
Investor Relations:
Chris Fullam, 212/299-3956
chris.fullam@pr21.com


















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